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                                                                    Exhibit 11.1

                          ALDILA, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                    (In thousands, except per share amounts)

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
                                                                                 Twelve months ended
                                                                                     December 31,
                                                                            -------------------------------
                                                                              2000       1999        1998
                                                                            --------   --------    --------
BASIC:
Net income (loss)                                                             $3,217    $(2,105)     $2,799

Weighted average number of common shares outstanding                          15,462     15,462      15,452
                                                                            --------   --------    --------

Net income (loss) per common share                                             $0.21     $(0.14)      $0.18
                                                                            ========   ========    ========

ASSUMING DILUTION:
Net income (loss)                                                             $3,217    $(2,105)     $2,799

Weighted average number of common shares outstanding                          15,462     15,462      15,452

The number of shares resulting from the assumed exercise of stock options reduced by the number of shares which could have been purchased with the proceeds from such exercise, using the average
market price during the period                                                   142         --          67
                                                                            --------   --------    --------

Weighted average number of common and
   common equivalent shares                                                   15,604     15,462      15,519
                                                                            --------   --------    --------

Net income (loss) per common share, assuming dilution                          $0.21     $(0.14)      $0.18
                                                                            ========   ========    ========
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